Exhibit (b)(i)

Execution Copy

Private and Strictly Confidential

July 29, 2024

Elk Bidco Limited
2100 McKinney Ave

Suite 1500

Dallas, TX 75201

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) sets forth the commitments of each of the persons set forth on Schedule A (each, a “Fund” and, collectively, the “Funds”), subject to the terms and conditions set forth herein, to purchase, directly or indirectly, certain equity interests of Elk Bidco Limited, an exempted company limited by shares existing under the laws of Bermuda (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Elk Merger Sub Limited, an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of Parent (“Parent Merger Sub”), Enstar Group Limited, an exempted company limited by shares existing under the laws of Bermuda (the “Company”), Deer Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of the Company (“New Company Holdco”) and Deer Merger Sub Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of New Company Holdco (“Company Merger Sub”), as soon as practicable following the consummation of the First Merger and the Second Merger in accordance with the Merger Agreement, Parent Merger Sub will be merged with and into the Company, with the Company being the surviving entity of such Merger as a wholly-owned subsidiary of Parent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.            Commitments. Each Fund hereby irrevocably commits (its “Commitment”), subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate purchase price in cash of immediately available funds equal to the dollar amount set forth next to its name on Schedule A hereto (as to each Fund, its “Cap” and in the aggregate, the “Aggregate Commitment Amount”). Notwithstanding anything to the contrary in this Letter Agreement, this Letter Agreement may not be enforced against any Fund without giving effect to its applicable Cap and in no event shall any Fund’s aggregate liability for the Commitment and pursuant to this Letter Agreement exceed its applicable Cap. The Aggregate Commitment Amount will be used to: (a) fund all amounts required to be paid by Parent at the Closing pursuant to Section 2.6 and Section 3.1(a) of the Merger Agreement; (b) without duplication, pay the fees, costs and expenses required to be paid by Parent or Merger Sub pursuant to Section 8.1(b) and Section 10.3(a) in connection with the Closing; and (c) any amount set forth in the True-Up Notice in accordance with Section 10.1(d)(v) of the Merger Agreement (collectively, clauses (a), (b) and (c) the “Closing Payments”). To the extent that the Aggregate

Commitment Amount is insufficient to fully satisfy the payment of the Closing Payments, the Aggregate Commitment Amount shall be applied first to satisfy the payment of the items in clause (a) of the Closing Payments and then to satisfy the payment of the items in clause (b) of the Closing Payments.

2.            Conditions. Each Fund’s Commitment shall be subject to (a) the execution and delivery of the Merger Agreement by the Company, (b) the satisfaction or waiver of each of the conditions to Parent and Merger Sub’s obligations to effect the Closing set forth in Section 9.1 and Section 9.2 of the Merger Agreement (in each case, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or valid waiver of those conditions at the Closing; provided, that such conditions are capable of being satisfied if the Closing were to occur at such time) having been and continuing to be satisfied or validly waived, (c) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 8.9 of the Merger Agreement, the financing to be made available pursuant to the commitments with respect thereto) having been received by Parent in full in accordance with the terms thereof, or all of the conditions to the Debt Financing having been satisfied and the full amount of the Debt Financing being funded at the Closing if the Equity Financing is funded at the Closing, (d) the Preferred Equity Financing (or, if Alternative Preferred Equity Financing is being used in accordance with Section 8.9 of the Merger Agreement, the financing to be made available pursuant to the commitments with respect thereto) has been received by Parent in full in accordance with the terms thereof, or all of the conditions to the Preferred Equity Financing have been satisfied and the full amount of the Preferred Equity Financing being funded at the Closing if the Equity Financing is funded at the Closing, and (e) the substantially simultaneous consummation of the Transactions in accordance with the terms of the Merger Agreement. Each Fund may allocate all or a portion of its investment up to its Cap to other Persons and its Commitment hereunder up to its Cap will be reduced by any amounts actually contributed to Parent by such Persons (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Closing Payments (provided, that no such allocation shall relieve such Fund of its obligations hereunder as a primary obligor). At the Closing, Parent may elect to reduce the Aggregate Commitment Amount (and each Cap on a pro rata basis) to the extent that Parent does not require the full Aggregate Commitment Amount in order to fully satisfy the payment of the Closing Payments and the Transactions can be consummated with such reduced Aggregate Commitment Amount.

3.            Limited Guarantee. Concurrently with the execution and delivery of this Letter Agreement, the Funds are executing and delivering to the Company a limited guarantee related to certain of Parent’s obligations under the Merger Agreement (the “Limited Guarantee”). Other than (A) with respect to the Company’s rights pursuant to clause (b) of Section 5 hereof, (B) the Company’s rights against Parent pursuant to the Merger Agreement, and (C) the Company’s right to assert any Retained Claim (as defined in the Limited Guarantee) against the Non-Recourse Party(ies) (as defined in the Limited Guarantee) against which such Retained Claim may be asserted pursuant to Section 9 of the Limited Guarantee, the Company’s remedies against the Funds under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Funds or any other Non-Recourse Party (against which a Retained Claim may be asserted pursuant to Section 8 of the Limited Guarantee) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the Transactions or the negotiation thereof, including in the event Parent breaches its obligations under the Merger Agreement, whether or not such breach is caused by any Fund’s breach of its obligations under this Letter Agreement.

4.            Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Letter Agreement, and this Letter Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that (a) the Company is an express third-party beneficiary of, and shall have the enforcement rights provided in clause (b) of Section 5 of this Letter Agreement and no others and (b) any Non-Recourse Party may rely on and enforce the provisions of Section 3 hereof.

5.            Enforceability. This Letter Agreement may only be enforced by (a) Parent at the direction of the Funds or (b) the Company pursuant to the Company’s right to seek specific performance of Parent’s obligation to enforce each Fund’s obligation to fund its Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of Section 11.10(b) of the Merger Agreement and the rights set forth herein (and the Funds agree to the terms and conditions of Section 11.10(d) of the Merger Agreement as if they were “Parent” thereunder). Neither Parent’s creditors nor any other Person (other than the Company to the extent provided herein) shall have any right to enforce this Letter Agreement or to cause Parent to enforce this Letter Agreement.

6.            No Modification; Entire Agreement. This Letter Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Funds and the Company. Together with the Merger Agreement, the Limited Guarantee and the Confidentiality Agreement, this Letter Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and statements, written or oral, among the Funds or any of their Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. No amendment, supplementation, modification or waiver of this Letter Agreement or any provision hereof shall be enforceable unless approved by the Funds, Parent and the Company in writing.

7.            Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)            This Letter Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware (“Delaware Law”), regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law, without giving effect to any Law, rule, or provision that would cause the application of any Law other than Delaware Law. The parties hereto expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Letter Agreement and that such statute mandates the application of Delaware Law to this Letter Agreement, the relationship of the parties hereto, the Transactions, and the interpretation and enforcement of the rights and duties of any party hereto; (ii) the parties hereto have a reasonable basis for the application of Delaware Law to this Letter Agreement, the relationship of the parties hereto, the

Transactions, and the interpretation and enforcement of the rights and duties of any party hereto; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties’ hereto choice of Delaware Law hereunder, would have an interest in the foregoing.

(b)            Each party hereto irrevocably agrees that any Proceeding with respect to this Letter Agreement or the Transactions or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, U.S. District Court for the District of Delaware (or if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware State court sitting in New Castle County) or any appellate court of any such courts, and each party hereto hereby irrevocably submits with respect to any Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Letter Agreement, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Letter Agreement, or the subject matter hereof, is not enforceable in or by such courts.

(c)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(c), (1) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (2) MAKES THIS WAIVER VOLUNTARILY.

8.            Counterparts. This Letter Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Letter Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

9.            Confidentiality. This Letter Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Transactions. This Letter Agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Limited Guarantee and the Merger Agreement) by Parent or the Company except with the prior written consent of Parent and the Funds in each instance; provided, that no such written consent is required (and, subject to the provisos in clause (a) and (b) below, the Company and its Subsidiaries shall be free to release such information) for any disclosure of the existence of this Letter Agreement to (a) the extent required by applicable Law (provided, in advance of such public disclosure being made, Parent or the Company, as applicable, will cooperate and consult with each Fund and consider in good faith its reasonable requests concerning the scope and nature of the disclosure to be made, including with respect to any requests to redact certain information), (b) Parent’s or the Company’s respective Subsidiaries and Representatives that reasonably need to know of the existence or terms of this Letter Agreement (provided, that such Affiliate or Representative is advised of the confidential nature of such information and is directed to keep such information confidential) or (c) to the extent required in connection with the enforcement of rights under this Letter Agreement, the Limited Guarantee or the Merger Agreement.

10.            Termination. The obligation of each Fund under or in connection with this Letter Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged), (b) the valid termination of the Merger Agreement pursuant to Section 10.1 (other than Section 10.1(d)(iv)) of the Merger Agreement or in circumstances where no payment is due in respect of any Commitment, (c) the valid termination of the Merger Agreement pursuant to Section 10.1(d)(iv) of the Merger Agreement (unless the Company shall have previously commenced an action pursuant to clause (b) of Section 5 hereof, in which case this Letter Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by such Fund of any obligations finally determined or agreed to be owed by such Fund, consistent with the terms hereof), (d) the satisfaction by the Guarantor of all Guaranteed Obligations (as defined in the Limited Guarantee), (e) the Company or any of its Affiliates, or any Person, through or for the benefit of any of the foregoing, asserting a claim or filing a lawsuit or litigation before any Governmental Entity against such Fund or any Non-Recourse Party under or in connection with either the Merger Agreement, this Letter Agreement or the Limited Guarantee, other than the Company asserting any Retained Claim against any such applicable Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 8 of the Limited Guarantee, and (f) the Company or any of its Affiliates, or any Person claiming by, through or for the benefit of any of the foregoing.

11.            No Assignment. The Commitments evidenced by this Letter Agreement shall not be assignable, in whole or in part, by Parent without the prior written consent of the Funds, and the granting of such consent in a given instance shall be solely in the discretion of the Funds and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that, no such assignment shall relieve the Funds of their obligations under this

Agreement until such amount has been funded. Any purported assignment of this Letter Agreement or the Commitments in contravention of this Section 11 shall be void.

12.            Representations and Warranties. Each Fund hereby represents and warrants to Parent that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all power and authority to execute, deliver and perform its obligations under this Letter Agreement; (b) the execution, delivery and performance of this Letter Agreement by it have been duly authorized by all necessary action; (c) this Letter Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Letter Agreement; (d) it has (and will continue to have until the termination of this Letter Agreement in accordance with its terms) uncalled capital commitments or has otherwise available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding; (e) to the extent, if any, that its Organizational Documents or other agreements limit the amount it may commit to any one investment, its Cap is (and will continue to have until the Closing) less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of such Organizational Documents or other agreement; and (f) the execution, delivery and performance by it of this Letter Agreement do not (i) violate or contravene any provision of such Fund’s Organizational Documents or any Law, decree, order, judgment or contractual restriction binding on such Fund or its assets or (ii) violate any applicable Law, decree, order, judgment or contractual restriction binding on it or its assets.

[Remainder of the page intentionally left blank – signature page follows]

Sincerely,

[EQUITY INVESTORS][1]

Agreed to and accepted:

ELK BIDCO LIMITED

By:	/s/ A. Michael Muscolino
Name:	A. Michael Muscolino
Title:	Authorized Signatory

1 Affiliates of the Sixth Street Filing Parties have provided Parent with an equity commitment of up to approximately $3.51 billion.

[Signature Page to Equity Commitment Letter]